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                                                                    EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Select Comfort Corporation:

We consent to incorporation by reference in the registration statements on Form S-8 (No. 333-70493, No. 333-79157, No. 333-74876, No. 333-84329 and No.
333-85914) of Select Comfort Corporation, of our reports dated January 31, 2003, relating to the consolidated balance sheets of Select Comfort Corporation and subsidiaries, as of December 28, 2002 and December 29, 2001, and the related consolidated statements of operations, shareholders' equity, and cash flows and the related financial statement schedule for each of the fiscal years in the three-year period ended December 28, 2002, which reports appear in the Annual Report on Form 10-K of Select Comfort Corporation for the fiscal year ended December 28, 2002.

                                    KPMG LLP


Minneapolis, Minnesota
February 26, 2003